Exhibit 99.01

Contact:

Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

NEURALSTEM REPORTS THIRD QUARTER FINANCIAL RESULTS AND PROVIDES UPDATE ON CLINICAL PROGRAMS AND BUSINESS HIGHLIGHTS

ROCKVILLE, Maryland, November9, 2012–Neuralstem, Inc. (NYSE MKT: CUR) reported its financial results for the three months and nine months ended September 30, 2012 and provided an update on clinical programs and business highlights.

“In the third quarter, the company achieved three significant clinical milestones. The first was the completion of the eighteenth and final surgery in our ALS Phase I trial. All ALS trial assessments show the NSI-566 neural stem cells and intraspinal transplantation procedure, the first in the world, to be safe. The trial’s principal investigator, Dr. Eva Feldman, saidshe believes we are seeing evidence of a treatment effect in some Phase I patients over a sustained period of time. We look forward to advancing tothe next ALS trials, to increase both number of patients treated and NSI-566 dosage, and effectively evaluate efficacy. To that end, we are working diligently with our investigators to file an IND with the FDA for a Phase IIALS trial by year-end,” said Karl Johe, PhD, Chairman of Neuralstem’s Board of Directors and Chief Scientific Officer.

“The second significant clinical milestone was approval to begin our ischemic stroke trial in China. Our collaborators in Beijing, at the world-class BaYi Brain Hospital are on schedule to start enrollmentearly in the first quarter for a combined Phase I/II clinical trial to treat motor deficits due to ischemic stroke with NSI-566. The first part of the study, Phase I, will be open-label and enroll up to 18 patients who will be assigned to one ofthree cohorts. Each cohort will receive ascending doses of NSI-566 directly into the brain at the stroke area (another first for Neuralstem), to define the maximal safe dose, before proceeding tothe Phase II/proof-of-concept study to evaluate efficacy,” said Dr. Johe. “One of several independent Neuralstem studiespresented at The Society for Neuroscience’s annual meeting demonstrated significant recovery of motor and neurological functions in ischemic stroke rats with NSI-566; a second ischemic stroke study demonstrated safety and feasibility in a chronic model in mini-pigs. Together, with the extensive human safety data established in our ALS trial, these two studies demonstrate strong proof-of-principle data that our NSI-566 cells are ready to test in humans to treat paralysis in stroke patients. A rat spinal cord injury study, reported in the peer-reviewed scientific journal CELL,demonstrated that NSI-566 cells induce regeneration of injured spinal cord axons into the graft and serve as a bridge to reconnect to gray matter motor neurons for many spinal cord segments below an injury, inducing significant recovery of motor functions.”

Dr. Johe concluded: “The third significant clinical milestone was the FDA approval for dosing the second cohort of major depressive disorder patients in the Phase Ib trial of NSI-189. Our lead neurogenic drug, NSI-189 is a first-in-class orally active drug that stimulates new neuron growth and increased volume in the hippocampus, which we believe can help patients with MDD and other psychological and cognitive conditions. We are on track to complete the Ib, an ascending-dose, 28-day-cycle safety trial designed in collaboration with Dr. Maurizio Fava of Harvard University and Massachusetts General, during the first quarter of 2013.”

Neuralstem’s President and CEO Richard Garr added: “The third quarter of 2012 marked business milestones as well.We saw a major addition to our patent estate with U.S. patent number 8,236,299, with a patent life into 2030, titled: ‘Transplantation of Human Neural Cells for Treatment of Neurodegenerative Conditions.’ This is significant in that it covers processes involved in our first potential transplantation product, including claims covering processes for dissociating our neural stem cells from central nervous system tissue; culturing the cells; expanding the cells in vitro and transplanting the cells into the spinal cord of a patient to treat a wide array of neurodegenerative conditions, including ALS.”

Mr. Garr continued: “The company granted its first licenses for use of our proprietary Spinal Cord Delivery Platform and Floating Cannula. As the industry standard for delivering therapeutic agents to the spinal cord, we expect to continue to announce licenses of the surgical devices to both industry and academia as they now begin to explore the possibilities our technology has enabled. We are also continuing discussions for licensing and partnership opportunities for our neurogenic small molecule program, for which we are seeing strong interest. Our goal is to move NSI-189 and our preclinical library of additional novel neurogenic compounds forward in multiple indications, which range from Alzheimer’s disease and anti-aging (nootropic) to chronic traumatic encephalopathy and post-traumatic stress disorder. We believe this can best be accomplished through partnering with industry.”

Clinical Program and Business Highlights

Cellular Therapy: NSI-566 Phase I Clinical Trial in ALS (amyotrophic lateral sclerosis, or Lou Gehrig’s disease) at Emory University Hospital

• In August, Neuralstem completed the final transplantation of its ground-breaking Phase I safety trial of NSI-566 spinal cord neural stem cells for the treatment of ALS. Phase I is scheduled to conclude six months after this final surgery of returning patient #18.

• In July, patient 17 was the second ALS patient to return to the trial, receiving five injections in the cervical region in addition to the ten previously received in the lumbar region of the spinal cord, for a total of 15 injections of neural stem cells.

•Subsequent Event: In October, principal investigator and president of the American Neurological Association (ANA) Eva Feldman, MD, PhD, updated data on the trial at the ANA annual meeting. She called the transplantations “a paradigm shift in the treatment of ALS” and presented interim results on all 18 procedures in 15 patients.

Cellular Therapy: NSI-566 Phase I/II Clinical Trial in Ischemic Stroke at BaYi Brain Hospital

• In August, Neuralstem was approved to commence a clinical trial to treat motor deficits due to ischemic stroke with NSI-566 at BaYi Brain Hospital, in Beijing, China, through its subsidiary, Neuralstem China. The trial approval includes a combined phase I/II design of up to 118 patients, and will test direct injections into the brain of NSI-566. It is scheduled to commence in the first quarter of 2013.

Cellular Therapy: NSI-566 Pre-clinical Programs

• In September, a peer-reviewed article in the leading scientific journal CELL reported that Neuralstem NSI-566 cells induced significant functional improvement in permanent rat spinal cord injury, with paralyzed rats regaining use of lower limbs. The study, entitled “Long-Distance Growth and Connectivity of Neural Stem Cells After Severe Spinal Cord Injury: Cell-Intrinsic Mechanisms Overcome Spinal Inhibition,” reports that the animals recovered significant locomotor function, regaining movement in all lower extremity joints, and that the transplanted neural stem cells turned into neurons which grew a “remarkable” number of axons that extended for “very long distances” over 17 spinal segments, making connections both above and below the point of severance.

• Subsequent Event: In October, NSI-566/animal ischemic stroke data was presented in two independent studies at The Society for Neuroscience’s Annual Meeting. “Histopathological Assessment of Adult Ischemic Rat Brains after 4 Weeks of Intracerebral Transplantation of NSI-566RSC Cell Line,” conducted in the laboratory of Dr. Cesar Borlongan at the Center of Excellence for Aging and Brain Repair at the University of South Florida College of Medicine, showed significant recovery of motor and neurological functions in ischemic stroke rats with NSI-566. The other ischemic stroke study presented was conducted by Dr. Martin Marsalaat the Neuroregeneration Laboratory at University of California San Diego, and entitled “Survival and Differentiation of Human Neural Stem Cells (NSI-566RSC) After Grafting into Ischemia-Injured Porcine Brain.” Neuralstem presented three additional posters of preclinical data at the meeting.

Neurogenic Small Molecule NSI-189: Phase I Clinical Trial in Major Depressive Disorder (MDD)

•Subsequent Event: In October, Neuralstem began dosing the second cohort of eight patients, upon receiving FDA approval, in the Phase Ib trial. The trial is testing the safety of escalated dosing for 28 daily administrations of the company’s lead neurogenic small molecule drug, NSI-189, in the treatment of major depressive disorder.

Corporate News

• In September, Neuralstem granted the first licenses for use of its Spinal Cord Delivery Platform and Floating Cannula, used in the ALS Phase I trial for delivering therapeutic agents to the spinal cord.

• In September, Chairman and Chief Scientific Officer Dr. Karl Johe presented “Novel Neurogenic Drugs Targeting Hippocampal Degeneration” at the 6th Neurodegenerative Conditions Research and Development conference, and President and CEO Richard Garr presented corporate and clinical updates at the 2012 Aegis Healthcare Conference and the 2012 Rodman and Renshaw Annual Healthcare Conference.

•In July, Neuralstem received a notice of issuance for patent applicationnumber 12/710,097 (subsequently issued patent number 8,236,299) titled: “Transplantation of Human Neural Cells for Treatment of Neurodegenerative Conditions.” This patent, which will expire in the first quarter of 2030, covers both the culturing of central nervous system (CNS) cells as well as their transplantation into spinal cord tissue to treat neurodegenerative conditions, including ALS.

• During the quarter, the company raised $9.76 million through offerings of its common stock to fund its ongoing clinical trials, research and development, and working capital.

• Subsequent Events: In October, Neuralstem engaged Locust Walk Partners, LLC, a life sciences’ commercial licensing and partnering specialist advisory firm, to further explore partnership opportunities for a clinical-stage neurogenic small molecule program targeting a broad range of psychiatric and cognitive disorders.

• Subsequent Events: In October, Neuralstem received a notice of issuance for Vietnam patent number 10524 titled: “Transplantation of Human Neural Cells for Treatment of Neurodegenerative Conditions.” This issuance bringsNeuralstem’s worldwide patent count to 28 issued and 43 pending.

ThirdQuarter Financial Results

For the third quarter of2012, the Company reported a netloss of $2,577,391 or $0.04 per share, compared with a net loss of $3,211,604 or $0.07 per share, for the comparable 2011 period. The decrease in net loss was primarily due to an approximately $698,000 reduction in project expenses related to studies which ended in 2011 coupled with a decrease in non-cash stock based compensation expense of approximately $181,000 partially offset by increases in consulting expenses. In addition, in the third quarter of 2012, the Company recognized approximately $171,000 in revenue from third-party licenses agreements.

For the ninemonths ended September30, 2012, the Company reported a net loss of $7,406,553, or $0.14per share, compared with a net loss of $9,962,131 or $0.21per share for the comparable 2011 period. The decrease in net loss was primarily due to a reduction in non-cash stock based compensation expense of approximately $1,700,000 coupled with decreases of approximately $617,000 in project expenses and $355,000 in legal expenses and an increase in revenues of approximately $302,000 partially offset by gains of approximately $412,000 related to a legal settlement and changes in the fair value of certain warrant obligations in 2011.

Cash and cash equivalents on hand at September30, 2012 totaled $9,873,395, compared with $2,352,013 at December 31, 2011.The approximately $7,521,000 increase in cash and cash equivalents over the nine months of 2012 was primarily due to approximately $13,685,000 of net proceeds from theissuance of common stock during the nine months endedSeptember, 2012partially offset by cash used in operations.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem has recently treated the last patient in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include chronic traumatic encephalopathy (CTE), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the period ended September 30, 2012.

Neuralstem, Inc.

Unaudited Condensed Balance Sheets

	September 30, 2012	December 31, 2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,873,395	$2,352,013
Prepaid expenses	289,788	430,356
Billed and unbilled receivables	833	234,375

Total current assets	10,164,016	3,016,744

Property and equipment, net	246,017	292,193
Patent filing fees, net	772,186	701,846
Other assets	59,533	75,394

Total assets	$11,241,752	$4,086,177

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,501,345	$1,843,684
Accrued bonus expense	479,368	582,675
Other current liabilities	138,987	—

Total current liabilities	2,119,700	2,426,359

Deferred rent, net of current portion	23,750	—

Total liabilities	2,143,450	2,426,359

Commitments and contingencies (Note 5)

STOCKHOLDERS' EQUITY

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.01 par value; 150 million shares authorized, 67,964,314 and 48,682,118 shares outstanding in 2012 and 2011, respectively	679,643	486,821
Additional paid-in capital	114,297,870	99,645,655
Accumulated deficit	(105,879,211)	(98,472,658)
Total stockholders' equity	9,098,302	1,659,818

Total liabilities and stockholders' equity	$11,241,752	$4,086,177

See accompanying notes to unaudited condensed financial statements.

Neuralstem, Inc.

Unaudited Condensed Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$170,833	$103,417	$405,208	$103,417

Operating expenses:
Research and development costs	1,385,478	2,124,204	4,406,538	5,948,603
General and administrative expenses	1,280,606	1,137,995	3,264,146	4,433,703
Depreciation and amortization	87,908	64,285	164,154	149,548
Total operating expenses	2,753,992	3,326,484	7,834,838	10,531,854
Operating loss	(2,583,159)	(3,223,067)	(7,429,630)	(10,428,437)

Other income (expense):
Litigation settlement	692	—	3,265	250,000
Interest income	5,411	11,463	21,601	54,497
Interest expense	(335)	—	(1,789)	—
Gain from change in fair value of warrant obligations	—	—	—	161,809
Total other income (expense)	5,768	11,463	23,077	466,306

Net loss	$(2,577,391)	$(3,211,604)	$(7,406,553)	$(9,962,131)

Net loss per share - basic and diluted	$(0.04)	$(0.07)	$(0.14)	$(0.21)

Weighted average common shares outstanding - basic and diluted	58,363,721	48,488,432	54,751,377	48,225,452